                  KATZ, KUTTER, ALDERMAN, BRYANT & YON, P.A.

111 North Orange Avenue
Suite 900
Orlando, Florida 32801
Phone:     (407) 841-7100
Facsimile: (407) 649-4719


                               January 30, 2002


Super Vision International, Inc.
8210 Presidents Drive
Orlando, FL 32809

     Re:  Super Vision International, Inc. Registration Statement on Form SB-2

Ladies and Gentlemen:

     We have acted as counsel to Super Vision International, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form SB-2 of the Company (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to the sale of an aggregate of 707,373 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), consisting of 207,524 shares of Common Stock issuable upon exercise of certain warrants (the "Warrant Shares") and 499,849 outstanding shares of Common Stock (the "Outstanding Shares").

     In connection therewith we have examined the Registration Statement, the Certificate of Incorporation and Bylaws of the Company, the records of certain corporate proceedings of the Company and such other statutes, certificates, instruments and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion. In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to factual matters, we have relied upon statements or representations of officers and other representatives of the Company, public officials or others and have not independently verified the matters stated.

Super Vision International, Inc.
January 30, 2002
Page Two

     Based upon the foregoing, we are of the opinion (a) that the Outstanding Shares are duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, and (b) that the Warrant Shares are duly authorized, and that upon the issuance of and the payment for the Warrant Shares as provided for in the warrant agreements, the Warrant Shares will be validly issued, fully paid and non-assessable, both in accordance with Delaware law.

     The opinion expressed in this letter is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Commission promulgated thereunder.

                                       Very truly yours,


                                       /s/ Katz, Kutter, Alderman,
                                           Bryant & Yon, P.A.